Exhibit 10.17

MEREDITH REPLACEMENT BENEFIT PLAN

(As Amendment and Restated as of January 1, 2001)

SECTION 1

Introduction

1.1. The Plan, the Company, the Meredith Companies. This MEREDITH REPLACEMENT BENEFIT PLAN (the "Replacement Plan") has been established by MEREDITH CORPORATION, an Iowa corporation (the "Company"), effective as of September 1, 1989 (the "Effective Date"), and has been amended and restated effective as of January 1, 2001. The term "Meredith Companies" as used in this Replacement Plan means the Company and its subsidiaries.

1.2. Purpose. The Company maintains Meredith Employees' Retirement Income Plan (the "Cash Balance Plan"), a defined benefit plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Internal Revenue Code. The purpose of this Replacement Plan, a nonqualified plan, is to provide for eligible employees and the beneficiaries of eligible employees whose deaths occur during employment the additional benefits they would have become entitled to under the Cash Balance Plan but for the following limitations:

(a) Compensation Limitations. Section 401(a)(17) of the Internal Revenue Code limits the amount of an employee's annual compensation that may be taken into account in determining the benefits that may be paid to that employee from the Cash Balance Plan. The limitation described above is referred to as the "Compensation Limitation".

(b) Maximum Benefit Limitations. Section 415 of the Internal Revenue Code places limitations on the amount of benefits that may be paid from the Cash Balance Plan to or with respect to a retired or terminated employee. The limitations described above are referred to as the "Maximum Benefit Limitations".

Notwithstanding any other provisions of this Replacement Plan, in no event shall any benefits be payable under this Replacement Plan that would duplicate benefits that become payable under any other qualified or nonqualified plan maintained by the Company, any other employer or any other member of the controlled group of corporations of which the Company is a member.

1.3. Employer. The Company shall be the only "Employer" under this Replacement Plan on the Effective Date. By writing filed with the Administrator, the Chief Executive Officer of the Company at any time or times after the Effective Date may designate a subsidiary of the Company that is an employer under the Cash Balance Plan as an "Employer" under this Replacement Plan.

1.4. Plan Administration. This Replacement Plan shall be administered by a person or persons designated at any time or from time to time by the Chief Executive Officer of the Company. The person or persons so designated shall be known as the Administrator. Subject to the provisions set forth herein, the Administrator shall have full power to construe and interpret the Replacement Plan and any agreement or instrument entered into under the Replacement Plan; to establish, amend or waive rules and regulations for the Replacement Plan's administration and to make other determinations which may be necessary or advisable for the administration of the Replacement Plan. All determinations and decisions of the Administrator as to any disputed question arising under the Replacement Plan, including questions of construction and interpretation, shall be final, conclusive and binding on all parties. Each person who is or shall have been designated to serve as Administrator shall be indemnified and held harmless by the Company against and from all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party, or in which such person may be involved by reason of any action taken or failure to act under this Replacement Plan. The Company shall, subject to the requirements and limitations of Iowa law, pay such loss, cost, liability or expense imposed on or incurred by such person promptly upon demand by such person, whether or not such person has actually advanced such amount prior thereto. The Company shall also indemnify each such person who is or shall have been designated to serve as Administrator against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 2

Participation and Replacement Benefits

2.1. Participation. The Chief Executive Officer of the Company shall be a "Covered Participant" under this Replacement Plan. Subject to the conditions and limitations of this Replacement Plan, any other employee of an Employer under this Replacement Plan who is a participant in the Cash Balance Plan will become a "Covered Participant" under this Replacement Plan only if the employee is designated as such by the Chief Executive Officer of the Company by writing filed with the Administrator. The effective date of the employee's participation in this Replacement Plan shall be specified in such designation.

2.2. Discontinuance of Participation During Employment. The Chief Executive Officer of the Company, by writing filed with the Administrator, may revoke prospectively any prior designation of an employee as a Covered Participant under this Replacement Plan. In such event, if the Chief Executive Officer of the Company does not subsequently reinstate the employee as a Covered Participant under this Replacement Plan before the employee's termination of employment with the Meredith Companies, the employee shall be deemed to have continued as a covered participant but the benefits, if any, otherwise payable under this Replacement Plan to or with respect to such terminated employee, as determined in accordance with the provisions of subsection 2.5 or 2.6, whichever applies, shall be adjusted as provided in subsection 2.7.

2.3. Replacement Benefits, Replacement Death Benefits, and Actuarially Equivalent Benefits. The benefits that become payable to a Covered Participant under this Replacement Plan, as determined as provided below in this Section 2, are referred to as "Replacement Benefits". The benefits a Beneficiary (as defined in Section 3.1) of a Covered Participant becomes entitled to receive under this Replacement Plan, as determined as provided below in this Section 2, are referred to as "Replacement Death Benefits". For purposes of this Replacement Plan, "actuarially equivalent" benefits shall be calculated on the basis of the actuarial factors, assumptions and tables applied for the same or similar purposes under the Cash Balance Plan, as determined by the Administrator.

2.4. Entitlement to Replacement Benefits and Replacement Death Benefits. If a Covered Participant terminates from employment with the Meredith Companies prior to death but at or after attaining age 55 and completing seven or more years of Vesting Service (as defined below) and if the Covered Participant is entitled to receive a retirement benefit under the Cash Balance Plan, the Covered Participant will be entitled to Replacement Benefits under this Replacement Plan as determined in accordance with subsection 2.5 (but as adjusted as provided in subsection 2.7 if the provisions of that subsection are applicable to that Covered Participant). If death benefits become payable under the Cash Balance Plan to a Covered Participant's spouse or other Beneficiary as a result of the Covered Participant's death during employment with a Meredith Company, but after The Covered Participant had attained age 55 and had completed seven or more years of Vesting Service, the participant's Beneficiary shall be entitled to Replacement Death Benefits under this Replacement Plan as determined in accordance with subsection 2.6 (but as adjusted as provided in subsection 2.7 if the provisions of that subsection are applicable to the Beneficiary). The term "Vesting Service" as used in this subsection means Vesting Service as that term is defined and used in the Cash Balance Plan.

2.5. Amount of Replacement Benefits. Subject to the conditions and limitations of this Replacement Plan, the Replacement Benefits a Covered Participant becomes entitled to receive under this Replacement Plan upon termination of employment with the Meredith Companies for a reason other than death shall be in an amount equal to the excess, if any, of the amount calculated in accordance with subparagraph (a) next below over the amount calculated in accordance with subparagraph (b) next below:

(a) The amount of the single-sum distribution that would be payable to the participant from the Cash Balance Plan as of the first day of the month that next follows the Covered Participant's termination of employment (as defined in the Cash Balance Plan) if:

(i) the benefit credits under the Cash Balance Plan for each year (including any credit resulting from application of the transition formula in effect under the Cash Balance Plan from September 1, 1989, to December 31, 1998) had been determined without applying the Compensation Limitation; and

(ii) the full cash balance account under the Cash Balance Plan had been credited each year with interest at the base interest crediting rate established under the Cash Balance Plan (that is, the special interest crediting rate that applies to the portion, if any, of the cash balance account attributable to benefit credits prior to January 1, 1994, on compensation in excess of the Compensation Limitation will be disregarded).

(iii) the Maximum Benefit Limitations were not required to be applied in determining the amount of the single-sum distribution from the Cash Balance Plan.

(b) The amount of the single-sum distribution actually payable from the Cash Balance Plan as of the first day of the month that next follows the Covered Participant's termination of employment (as defined in the Cash Balance Plan).

2.6. Amount of Replacement Death Benefits. Subject to the conditions and limitations of this Replacement Plan, the Replacement Death Benefits the Beneficiary of a Covered Participant becomes entitled to receive under this Replacement Plan as a result of the Covered Participant's death while employed by a Meredith Company shall be in an amount equal to the excess, if any, of the amount calculated in accordance with subparagraph (a) next below over the amount calculated in accordance with subparagraph (b) next below:

(a) The amount of the single-sum distribution that would be payable to the Beneficiary from the Cash Balance Plan as of the first day of the month that next follows the date of the participant's death if the conditions specified in Sec. 2.5(a)(i), (ii) and (iii) were met.

(b) The amount of the single-sum distribution actually payable to the Beneficiary from the Cash Balance Plan as of the first day of the month that next follows the date of the participant's death.

2.7. Adjustment of Replacement Benefits and Replacement Death Benefits. If pursuant to subsection 2.2 the Chief Executive Officer of the Company revokes a prior designation of an employee as a Covered Participant under this Replacement Plan, the benefits payable under this Replacement Plan to or with respect to that employee upon termination from employment with the Meredith Companies (including death while an employee) shall be the amount determined in accordance with subsection 2.5 or 2.6, whichever applies, but the amount under subparagraph 2.5(a) or 2.6(a) shall be determined as of the effective date of the revocation of the employee's designation as a Covered Participant as if termination of employment had occurred on that date, with such amount credited with interest to the payment date in subsection 2.5 or 2.6, whichever applies, at the base interest crediting rate established under the Cash Balance Plan.

2.8. Payment of Replacement Benefits. Replacement Benefits that a Covered Participant becomes entitled to receive under this Replacement Plan on account of termination of employment for a reason other than death shall become payable on the earliest date on which the Covered Participant would have been entitled to receive those benefits, or to begin receiving those benefits, if they were payable under the Cash Balance Plan. Replacement Benefits shall be distributed pursuant to the payment rules established by the Administrator pursuant to subsection 2.9 that are in effect at the time of payment. If a Covered Participant's Replacement Benefits are to be paid in a lump sum or in installments pursuant to the rules described above, payment of the lump sum amount or the first installment, as the case may be, shall be made as soon as practicable after such benefits initially become payable. Remaining installments shall be paid as soon as practicable after the beginning of each subsequent installment period. If a Covered Participant's death occurs after the Covered Participant's employment termination date but prior to payment of the Covered Participant's entire Replacement Benefits, the unpaid portion of the Covered Participant's Replacement Benefits shall be paid to the Covered Participant's Beneficiary as soon as practicable after the Covered Participant's death. Notwithstanding the preceding provisions of this subsection 2.8, but subject to the requirements of subsection 2.9, the Administrator shall have the authority to delay the payment of amounts otherwise required to be paid in accordance with this subsection 2.8 to the extent necessary to avoid a limitation on the deductibility of the payment or any portion thereof under Section 162 (m) of the Code.

2.9. Administrator Payment Rules. The Administrator shall establish "Payment Rules" incorporating objective standards that shall govern the form of payment of Replacement Benefits. A copy of the Payment Rules, certified by the Administrator, shall be filed with the Secretary of the Company. The Administrator may at any time adopt modified Payment Rules, but such modified payment rules shall not become effective until the calendar year next following the calendar year in which a copy of the modified Payment Rules, certified by the Administrator, has been filed with the Secretary of the Company. Such modified Payment Rules also shall apply to subsequent calendar years unless those rules are further modified and filed in the manner described above.

2.10. Payment of Replacement Death Benefits. Replacement Death Benefits that become payable to a Covered Participant's Beneficiary because of the Covered Participant's death shall be paid in a lump sum as soon as practicable after such death.

2.11. Effect of Deferred Compensation Plan. Subject to the limitations of this Replacement Plan, solely for purposes of determining the amount of benefit payable under subsections 2.5 and 2.6, the amount of compensation which would have been paid to a Covered Participant, but for the Covered Participant's election to defer compensation under the Meredith Corporation Deferred Compensation Plan (effective as of February 1, 1994), shall be considered to have been paid to the Covered Participant at the time and in the manner such compensation would have been payable but for the Covered Participant's deferral election under the deferred compensation plan and shall be taken into account as if paid at that time in determining the amount of benefit payable to the participant under the Cash Balance Plan for purposes of subparagraphs 2.5(a) and 2.6(a).

SECTION 3

Beneficiaries, Funding

3.1. Beneficiary. A Covered Participant's "Beneficiary" means the persons, corporations, trustees or executors (in such proportions) as are designated in writing by such Covered Participant and filed during such Covered Participant's lifetime with the Administrator. A designation may provide for successive Beneficiaries in the event of the death of the primary Beneficiary or an occurrence of a described event. A Covered Participant's designation may be changed by the Covered Participant from time to time by filing during such Covered Participant's lifetime a new designation with the Administrator, which shall automatically revoke all prior designations. If a Covered Participant fails to designate a Beneficiary, or if the Beneficiary named predeceases the Covered Participant, any benefit under this Replacement Plan payable after the covered Participant's death shall be paid to the beneficiary determined for the Covered Participant under the provisions of the Cash Balance Plan.

3.2. Funding. Benefits payable under this Replacement Plan to a Covered Participant or the Covered Participant's Beneficiary shall be paid directly by the Employers from their general assets in such proportions as the Company shall determine. The Employers shall not be required to segregate on their books or otherwise set aside or reserve any amount to be used for the payment of benefits under this Replacement Plan.

SECTION 4

General Provisions

4.1. Employment Rights. Establishment of this Replacement Plan shall not be construed to give any Covered Participant the right to be retained in the employ of the Company or any other Employer or to any benefits not specifically provided by this Replacement Plan.

4.2. Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or municipality, the interests of Covered Participants and their Beneficiaries are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered.

4.3. Controlling Law. The laws of Iowa shall be controlling in all matters relating to this Replacement Plan.

4.4. Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

4.5. Action by the Company. Any action required of or permitted by the Company under this Replacement Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

4.6. Successor to the Company or Any Other Employer. The term "Company" as used in this Replacement Plan shall include any successor to the Company by reason of merger, consolidation, the purchase or transfer of all or substantially all of the Company's assets, or otherwise. The term "Employer" as used in this Replacement Plan with respect to the Company or any subsidiary of the Company shall include any successor to that corporation by reason of merger, consolidation, the purchase or transfer of all or substantially all of the assets of that corporation, or otherwise.

4.7. Facility of Payment. Any amounts payable hereunder to any person under a legal disability or who, in the judgment of the Administrator, is unable to properly manage his or her affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Administrator may select.

SECTION 5

Amendment and Termination

While the Company expects to continue this Replacement Plan, the Company must necessarily reserve and reserves the right to amend this Replacement Plan from time to time or to terminate this Replacement Plan at any time. However, no amendment of this Replacement Plan nor the termination of this Replacement Plan may cause the reduction or cessation of any benefits that, but for such amendment or termination, are payable under this Replacement Plan or would become payable under this Replacement Plan after the date such amendment is made or the termination of This Replacement Plan occurs with respect to benefits accrued under the Cash Balance Plan prior to such date.